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                                                                  EXHIBIT 24.7



                               CONSENT OF SMITH BARNEY


The Special Committee of the Board of Directors of
   Santa Fe Pacific Pipelines, Inc.
1100 Town & Country Road
Orange, CA 92868


Members of the Special Committee:


We hereby consent to the (i) inclusion of our opinion letter to the Special Committee of the Board of Directors of Santa Fe Pacific Pipelines, Inc. (the "Special Committee") as Annex C to the Joint Proxy Statement/Prospectus of Santa Fe Pacific Pipeline Partners, L.P. ("Santa Fe") and Kinder Morgan
Energy Partners, L.P. ("KMEP") relating to the proposed transaction involving Santa Fe and KMEP described therein and included in KMEP's Registration Statement on Form S-4 (File No. 333-44519) (the "Registration Statement"), and
(ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus and Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for the purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

By: /s/ Smith Barney Inc.
   -----------------------------------------
   Smith Barney Inc.


New York, New York
February 4, 1998